REVLON COMPLETES PREVIOUSLY-ANNOUNCED REDEMPTION OF $110 MILLION OF RCPC'S
8 5/8% SENIOR SUBORDINATED NOTES

NEW YORK, April 21, 2006--Revlon, Inc. (NYSE: REV) today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation
("RCPC"), has completed its previously-announced redemption of approximately
$110 million aggregate principal amount of RCPC's 8 5/8% Senior Subordinated
Notes due 2008 (CUSIP 761519AN7) (the "Notes"). RCPC redeemed the Notes using the proceeds from Revlon, Inc.'s highly successful $110 million rights offering completed in March 2006, which was fully subscribed for by public shareholders.
RCPC's redemption of the Notes satisfied the applicable requirements under its bank credit agreement.

The aggregate redemption price for the Notes was $111.8 million, consisting of
$109.7 million aggregate principal amount of the Notes, plus an additional $2.1 million of accrued and unpaid interest on the Notes up to, but not including, the redemption date.

The redemption was completed in accordance with the terms of the notice of redemption mailed on March 22, 2006 to the holders of the Notes that were redeemed when the redemption amount previously deposited with U.S. Bank National
Association, the trustee under the indenture governing the Notes, was released to the holders of such Notes. Following the redemption, there remained outstanding $217.4 million in aggregate principal amount of the Notes.

ABOUT REVLON

Revlon Consumer Products Corporation is the wholly-owned operating subsidiary of
Revlon, Inc., a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at
www.revlon.com, www.almay.com, www.vitalradiance.com and www.mitchumman.com.
Corporate and investor relations information can be accessed at
www.revloninc.com. The Company's brands include REVLON(R), ALMAY(R), VITAL
RADIANCE(R), ULTIMA(R), CHARLIE(R), FLEX(R), and MITCHUM(R).

INVESTOR RELATIONS CONTACT:                          MEDIA CONTACT:
MARIA A. SCEPPAGUERCIO                               SCOTT BEHLES
(212) 527-5230                                       (212) 527-4718